Exhibit 99.1

PRESS RELEASE	PRESS RELEASE	PRESS RELEASE

NITROMED, INC.
125 SPRING STREET
LEXINGTON, MA 02421

t 781.266.4000
f 781.274.8080

www.nitromed.com

NitroMed Revises Sales and Marketing Strategy;
Accelerates Development of Extended Release BiDil®

LEXINGTON, MA (October 11, 2006) — NitroMed, Inc. (NASDAQ: NTMD) announced today a revision of its strategy and business model in a move intended to focus its resources on the accelerated development of an extended release formulation of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), known as BiDil XR™.  This alternative strategy employs a less costly approach to marketing the current immediate release formulation of BiDil during BiDil XR’s development that includes significantly reduced direct sales efforts.  The company believes this revised strategy will allow it to conserve the cash required to accelerate development of BiDil XR™ while refocusing the market presence of the current BiDil formulation.  Preclinical outcomes with BiDil XR™ have been positive and the company now expects to enter the clinic with a once-daily formulation within a month.   NitroMed will host a conference call and webcast to discuss its strategy at 8:30 a.m. (ET) today; call details can be found later in this release.

The strategic shift involves eliminating NitroMed’s current sales force and replacing it with a small team of highly experienced senior cardiovascular specialists, resulting in a reduction of approximately 120 in sales force headcount.  This elite team is currently being assembled and will focus on regional and national thought-leader physicians, current BiDil prescribers, as well as key institutions in major metropolitan centers that treat, and influence the treatment of, large numbers of African-Americans diagnosed with heart failure.  Additional marketing methods will be utilized to reach the broader number of existing and potential BiDil prescribers.

NitroMed’s medical staff and field-based medical science liaisons (MSLs) will continue to provide clinical and scientific data to clinicians as well as pharmacy and therapeutics committees associated with hospitals and payers.  They will also support the senior cardiovascular specialists in presentations to thought leaders.  Over the coming months, the company will enlist an internal national accounts team to continue to manage its relationships with private and government health plans. The MSLs and national account executives will also work with health plans in an effort to improve appropriate utilization of BiDil among enrollees where BiDil is on formulary.  BiDil is currently available with preferred brand (Tier 2) status, which generally provides for lower patient co-payments, through several major national health plans.

The company believes that this strategic revision will enable it to preserve and cultivate a commercial foundation for the launch of BiDil XR™ that, if approved, has the potential to better serve black heart failure patients by providing the safety and efficacy shown in A-HeFT with enhanced convenience and compliance.  The dosing schedule for immediate release BiDil is three-

times daily, while BiDil XR™ is currently being developed as a once-daily capsule.  The company’s current plan for seeking regulatory approval for BiDil XR™, that will include its conduct of bioequivalence studies, if successful and accepted as part of the basis for approval, is expected to enable the company to achieve its accelerated development timeline.  The company will be able to provide further updates on the clinical timeline and regulatory pathway for BiDil XR™ after preliminary clinical data have been assessed.

NitroMed is engaging in discussions with potential co-promotion partners regarding approaches consistent with its revised sales and marketing strategy.  The company continues to pursue out-licensing and collaboration opportunities for its portfolio of nitric oxide-enhancing technologies, including NMI-3377, a late stage pre-clinical cardio-renal compound.

“While we are now operating in a more favorable reimbursement environment for BiDil, we are seeking to position the company to optimize resources within our present financial constraints.  Sales of BiDil have grown steadily, but they are not growing at a rate that supports the present sales structure.  Our revised strategy integrates several different disciplines to positively impact the perception and utilization of BiDil by health plans, key institutions and regional heart failure specialists — those who make therapeutic decisions and influence the broader base of prescribers.  While we will continue to support immediate release BiDil with this new approach, we are accelerating the time frame to develop a new formulation of BiDil to yield the product’s full value,” said NitroMed’s Chairman and CEO Jerry Karabelas.  “The BiDil XR™ project is ahead of schedule and we will work to push the project forward to regulatory approval as rapidly as possible, to bring the additional convenience and compliance benefits of an extended release formulation BiDil to black heart failure patients and their families,” he added.

Related restructuring charges will recorded in the fourth quarter of 2006, and will be included in the company’s fourth quarter earnings report for the period ending December 31, 2006.  The company estimates that its operating expenses will be reduced on an annualized basis by approximately $30 million as a result of this strategic revision.

Conference Call and Webcast Information
NitroMed will hold a conference call and webcast today at 8:30 a.m. ET to discuss its revised strategy.

Event Date:	Wednesday, October 11, 2006
Event Time:	8:30 a.m. ET
Dial-in Access Numbers:
Domestic:	800-688-0836
International:	617-614-4072
Passcode:	12607911
Webcast:	Access at www.nitromed.com

An audio replay of this event, available by two hours after the call, can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international).  The replay passcode ID for all callers is

84619113.  An audio webcast of this event will be archived on NitroMed’s website for an indefinite period of time.

About NitroMed, Inc.
NitroMed of Lexington, Massachusetts is an emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients.  In this population, BiDil is indicated as an adjunct to current standard therapies such as ACE inhibitors and/or beta blockers.  There is little experience in patients with New York Heart Association Class IV heart failure. BiDil was approved by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the company’s landmark A-HeFT (African American Heart Failure Trial) clinical trial, and will be marketed by NitroMed through a specialty medicines sales organization.

Forward Looking Statements
Statements in this press release about future expectations, plans and prospects for the company, including the company’s expectations regarding the effect of its operational restructuring and revised sales and marketing strategy, its current development plans for BiDil XR, its expectations regarding the benefit of BiDil XR to patients, if approved, and its co-promotion and out-licensing strategies, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties in successfully developing, obtaining regulatory approval for, manufacturing and commercializing BiDil XR™, including the company’s ability to successfully contract for the development and manufacture of clinical and commercial quantities of BiDil XR™ on favorable terms, if at all; the company’s ability to execute on its revised sales and marketing strategy including without limitation, the company’s ability to successfully market and sell BiDil with limited sales force support and centralized marketing efforts, the company’s ability to recruit the specialized sales representatives necessary to execute on this strategy, the company’s inability to achieve anticipated cost reductions, and the company’s ability to successfully enter into a co-promotion agreement for BiDil on favorable terms, if at all; the company’s ability to enter into collaboration or licensing arrangements with strategic partners related to its product candidate portfolio on favorable terms, if at all; the company’s ability to obtain the substantial additional funding required to conduct manufacturing, marketing and sales of BiDil and to develop, conduct clinical trials for and, if approved, commercialize BiDil XR; patient, physician and third-party payer acceptance of BiDil and/or BiDil XR™ as a safe and effective therapeutic; the company’s ability to obtain or maintain intellectual property protection and required licenses; unanticipated operating expenses for the remainder of fiscal year 2006 and beyond; and other important factors discussed in the Section titled “Risk Factors” in the company’s  Quarterly Report  on Form 10-Q for the period ended June 30, 2006, which has been filed with the SEC. The forward-looking statements included in this press release represent the company’s views as of the date of this release.  The company anticipates that subsequent events and developments will cause the company’s views to change.  However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this release.

For full prescribing information, visit: www.BiDil.com.

BiDil is a registered trademark of NitroMed, Inc.

Contacts:

Sondra Newman, Investor Relations
P: 781.266.4197
C: 781.640.3088

Jane Kramer, Media
P: 781.266.4220
C: 781.640.8499

Source: NitroMed, Inc.